Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700
— NEWS RELEASE —
CALGON CARBON ANNOUNCES PRICING OF $65 MILLION CONVERTIBLE SENIOR NOTE OFFERING
PITTSBURGH, PA — August 14, 2006, Calgon Carbon Corporation (NYSE: CCC) announced today that it has priced a private offering of $65 million in aggregate principal amount of its 5.00% Convertible Senior Notes due 2036 (“Convertible Notes”) ($75 million in aggregate principal amount if the initial purchaser exercises its option in full). The sale of the Convertible Notes is expected to close on August 18, 2006, subject to customary closing conditions.
The Company has also arranged a new $50 million secured revolving credit facility which is also expected to close on August 18, 2006, subject to customary closing conditions. Proceeds from the sale of the Convertible Notes, together with borrowings under the revolving credit facility, will be used to repay in full the outstanding indebtedness under the Company’s existing revolving credit facility.
The Convertible Notes will be senior unsecured obligations of the Company. The Convertible Notes will be guaranteed on a senior unsecured basis by certain of the Company’s domestic subsidiaries.
The Convertible Notes will pay interest semiannually in arrears at an annual rate of 5.00%. The Convertible Notes will be convertible prior to June 15, 2011, upon specified events, and thereafter, at any time, into shares of the company’s common stock at a conversion rate of 196.0784 shares per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $5.10 per share), subject to adjustment in certain circumstances. The initial conversion price represents an approximately 20.00% premium to the $4.25 per share closing price of the Company’s common stock on the New York Stock Exchange on August 14, 2006. Upon conversion, the company will pay cash and deliver shares of the Company’s common stock, if applicable.
The Convertible Notes will be redeemable at the Company’s option on or after August 20, 2011 at a redemption price equal to 100% of the principal amount of the Convertible Notes being redeemed plus accrued and unpaid interest. The Convertible Notes will be subject to repurchase at the option of holders on August 15, 2011, August 15, 2016 and August 15, 2026 and upon the occurrence of certain fundamental changes at a repurchase price equal to 100% of the principal amount of the Convertible Notes being repurchased plus accrued and unpaid interest.

The Convertible Notes are being offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act. None of the Convertible Notes (including any shares of common stock issuable upon conversion thereof), or the guarantees thereof have been registered under the Securities Act of 1933 or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.
Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer.
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.
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Contact: Leroy Ball, senior vice president, chief financial officer, 412-787-6775